Exhibit 10.37

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into and effective as of September 8, 2015 (“Effective Date”), between IEC Electronics Corp. (“Company”) and Jens Hauvn (“Executive”).
WHEREAS, the Company and the Executive wish for the Company to continue to employ the Executive upon the terms and conditions as set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge mutually, the parties agree as follows:

1.    Employment and Duties.

1.1    Employment by the Company. The Company agrees to employ the Executive to render exclusive and full-time services in the capacity of Senior Vice President, Operations of the Company, subject to the control and direction of the Company’s Chief Executive Officer (“CEO”).

1.2    Duties/Authority. The Executive shall be responsible for conducting the Company’s business and fiscal affairs and for the general supervision of and control over the Company’s operational assets, business interests, and agents, in each case subject to the CEO’s control and direction. The Executive’s duties shall be consistent with the duties, responsibilities, and authority generally incident to the position of Senior Vice President, Operations and shall include such other reasonably related duties as may be assigned to him from time to time by the CEO. In performing his duties, Executive agrees to abide by all bylaws, policies, practices, procedures, and rules of the Company.

1.3    Corporate Opportunities. The Executive agrees that he shall not take personal advantage of any business opportunities that arise during employment that may benefit the Company. The Executive must promptly report to the CEO, for the Company’s consideration, all material facts regarding such opportunities.
2.    Term of Employment. The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4 below.

3.    Compensation.

3.1    Salary. As consideration for services rendered, the Company shall pay the Executive an annual salary of $220,000 (“Base Salary”), payable in equal installments at such intervals as are the usual custom of the Company, but not less frequently than monthly. The Executive’s Base Salary will be reviewed periodically for increases by the CEO. Unless offset pursuant to Section 3.8, Executive’s Base Salary shall not be decreased.

3.2    Annual Bonus. Pursuant to the terms of the Company’s Management Incentive Plan or any successor arrangement thereto (“MIP”), the Executive shall be eligible to receive a performance bonus for each fiscal year of the Company, which shall be subject to the Executive’s continued employment with the Company and the accomplishment of the specific performance goals established by the Compensation Committee for such fiscal year (“Annual Bonus”), with a target value of at least 45% of the Executive’s Base Salary for such fiscal year. The Compensation Committee, in its sole discretion, but in consultation with the CEO, shall establish the following for the MIP for each fiscal year: (a) the applicable performance criteria and goals (“Targets”); (b) the relative weightings, if any, of the Targets; and (c) the percentage of the target Annual Bonus that the Executive will be able to earn upon achievement of certain percentages of the Targets, including the percentages of performance in excess of 100% of Target in which event a higher Annual Bonus will be earned, and which may include minimum percentages below which no Annual Bonus will be earned. The calculation of the Annual Bonus shall be determined by the Compensation Committee, in its reasonable discretion following the completion of the Company’s audit for such fiscal year, and the Annual Bonus for a given fiscal year shall be paid within 15 days of the receipt by the Company of the audited financial statements for such fiscal year, but no later than the 15th day of the third month following the end of such fiscal year. If this Agreement terminates other than at the end of a fiscal year and if the Executive is entitled to a pro rata Annual Bonus for such partial fiscal year pursuant to Section 5 hereof, such pro rata Annual Bonus shall be equal to the Annual Bonus that the Executive would have received under the MIP, based on the Target for such fiscal year, multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be the number of days in such fiscal year (“Pro Rata Annual Bonus”). The Executive also may be entitled to the Annual Bonus for the fiscal year prior to the fiscal year in which the Executive is terminated, to the extent not yet paid (“Preceding Bonus”). The Executive shall be entitled to receive the Preceding Bonus and/or the Pro Rata Bonus, as applicable, at the time the Annual Bonus is payable pursuant to the terms of the MIP. The Annual Bonus shall, in all respects, be subject to the terms of the MIP.

3.3    LTIP Incentive. The Executive will be eligible to participate in the long-term incentive award program of the Company on such terms as are established by the Compensation Committee from time to time (any such awards and any stock options granted pursuant to Section 3.4 of this Agreement, “LTIP Awards”).

3.4    Promotion and Relocation Awards. Promptly following the Effective Date of this Agreement and subject to the approval of the Compensation Committee, the Company shall grant to the Executive a stock option under the terms of the Company’s 2010 Omnibus Incentive Compensation Plan and applicable award agreement thereunder, to purchase up to 50,000 shares of the Company’s Common Stock. If the Executive relocates his primary residence to the greater Rochester, New York area. then promptly following the date of such relocation the Company shall grant to the Executive another stock option under the terms of the Company’s 2010 Omnibus Incentive Compensation Plan and applicable award agreement thereunder, to purchase up to an additional 50,000 shares of the Company’s Common Stock. Unless the Compensation Committee provides otherwise, any stock option granted pursuant to this Section 3.3 shall have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant thereof, and subject to the Executive’s continued employment with the Company, shall vest and become exercisable as follows: 10% will vest upon the first anniversary of the date of grant; 20% will vest upon the second anniversary of the date of grant; 30% will vest upon the third anniversary of the date of grant; and the remaining 40% will vest upon the fourth anniversary of the date of grant.

3.5    Signing Bonus. The Executive shall be paid a one-time signing bonus of $9,500, will be paid in five equal and consecutive regular payroll payments of $1,900 each, commencing with the Company’s first pay period of October 2016, and all of which will be paid no later than December 31, 2016.

3.6    Participation in Employee Benefit Plans. The Executive shall be permitted, if and to the extent eligible, to participate in any employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental, and disability insurance plans) and other employee benefit plans (including, but not limited to, qualified pension plans) that are available generally to other senior executives of the Company. The Executive shall be required to comply with any conditions required for coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.

3.7    Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during his employment in the performance of the Executive’s services under this Agreement. Such reimbursement shall be paid upon presentation of supporting expense statements, receipts or such other supporting information as the Company may require, and in accordance with the Company’s reimbursement policies generally applicable to other senior executives.

3.8    Vacation. The Executive shall be entitled to four (4) weeks of vacation per calendar year.

3.9    Clawback. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the Securities Act of 1933, as amended on the Securities Exchange Act of 1934 as amended, and the accounting restatement results from the Executive’s willful or grossly negligent conduct or from Executive’s financial dishonesty, the Executive shall reimburse or forfeit (as the case may be) any compensation received or due Executive pursuant to Sections 3.2, 3.3 and 3.4 during the three (3) year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered shall be the excess of the compensation paid to the Executive pursuant to Sections 3.2, 3.3 and 3.4 based on the erroneous dates over the amount of compensation pursuant to Section 3.2, 3.3 and 3.4 that would have been paid to the Executive had it been based on the restated results, as determined by the Company’s Board of Directors (Board”). For purposes of this Section 3.8, “financial dishonesty” shall mean a material misstatement or material omission in the Company’s disclosure documents including but not limited to documents filed or furnished pursuant to the Securities Exchange Act of 1934 as amended, press releases or the Company’s disclosure documents filed under the Securities Act of 1933, as amended.
The Board will determine, in its sole discretion, the method for recouping compensation paid pursuant to Sections 3.2, 3.3 and 3.4 hereunder which may include, without limitation:
(a)     requiring reimbursement of cash incentive compensation previously paid;
(b)     seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)     offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive;
(d)     cancelling outstanding vested or unvested equity awards; and/or
(e)     taking any other remedial and recovery action permitted by law, as determined by the Board.

4.    Termination or Removal from Duties.

4.1    Termination Upon Death. This Agreement shall terminate automatically upon the Executive’s death.
4.2    Removal from Position Upon Disability. If during the Executive’s employment, as a result of a physical or mental incapacity or infirmity, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of six (6) continuous months, the Executive shall be deemed disabled (“Disability”) and the Company, by written notice to the Executive, shall have the right to remove him from his position. The Executive’s status as an inactive employee of the Company shall continue after such removal for the period of time that his Disability continues. However, the Company shall have no obligation to reinstate or otherwise continue the Executive’s employment if he should recover from his Disability and any such termination shall not constitute a termination without Cause or without Good Reason (as herein defined). The existence of a Disability shall be determined by a reputable, licensed physician selected by the Company in good faith, whose determination shall be final and binding on the parties.
4.3    Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Executive’s employment hereunder for Cause. For purposes hereof, the term “Cause” shall mean: (A) Executive’s conviction of or pleading guilty or no contest to a felony; (B) failure or refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company (so long as same are not inconsistent with this Agreement) as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of thirty (30) days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (C) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation, or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Company, if such act or conduct is not cured or capable of cure within a period of thirty (30) days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; or (D) any violation or breach of the provisions of Section 6 of this Agreement.
4.4    Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time.
4.5    Termination for Good Reason. With thirty (30) days’ prior written notice to the Company, Executive may terminate his employment and this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means: (A) a material change to or diminution of the Executive’s job duties; and (B) a material breach of this Agreement by the Company that is not cured within thirty (30) days’ written notice of the same to the Company. The written notice of termination for Good Reason must specify in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if applicable.
4.6    Termination without Good Reason. With thirty (30) days’ prior written notice to the Company, Executive may terminate his employment and this Agreement without Good Reason.
Any resignation pursuant to the terms of this Section shall not constitute a breach of this Agreement by either party.

5.    Rights and Obligations of the Company and the Executive Upon Termination, or Removal. Upon the termination of his employment for whatever reason, Executive shall be entitled to all salary and other benefits earned and accrued through his termination date, including any Preceding Bonus that is accrued but remains unpaid. In addition, and notwithstanding the other provisions of this Agreement, but subject to Section 8.9 and to the extent permissible by Section 409A, upon the occurrence of an event described in Section 4, the parties shall have the following rights and obligations:

5.1 Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability:

(A) the Company shall pay the Executive (or his estate in the event of his death), a Pro Rata Annual Bonus, which, subject to Section 8.9, shall be paid within 60 days following the date of death or Disability; and

(B) Executive (or his estate in the event of his death) shall be entitled to accelerated vesting of any outstanding LTIP Awards held by the Executive on the date of death/Disability, which, subject to Section 8.9 and to the extent permissible by Section 409A, shall be paid (if applicable) within 60 days following the date of death/Disability, and shall be entitled to exercise any stock options (if applicable) before the earlier of the stock option’s expiration date and one year following the date of death/Disability.

In the event of Executive’s Disability, his eligibility for continued enrollment in the Company’s health insurance plan shall be determined in accordance with the terms of the Company’s long-term disability policy then in effect.
5.2    Termination without Cause or for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay (unless otherwise noted, in the normal course) to the Executive or provide the following amounts or benefits:
(i)     six months Base Salary (as in effect as of the date of such termination or resignation), payable in accordance with the Company’s payroll practice;

(ii)     a Pro Rata Annual Bonus;
(iii)     Executive shall be entitled to accelerate vesting of any outstanding LTIP Awards held by the Executive as of the date of his termination, with any options (if applicable) to be exercised before the earlier of the option expiration date and one year following the employment termination date; and
(iv)     continued coverage in under the Company’s health insurance plan for a six month period following his termination date with the Company paying its share of the cost of the premiums for such period. If continued coverage under the Company’s plan would create a plan discrimination issue or is otherwise not permitted, Company will pay to the Executive the cost for the Executive to obtain comparable health insurance coverage for the applicable period less the amount of the employee share that the Executive would otherwise have had to pay under the Company’s health insurance plan (in effect at the time of termination) for such applicable period, which amount will be paid in a lump sum if permissible under Section 409A.
All payments to be provided to the Executive under this Section 5 shall be subject to the Executive’s compliance with the restrictions in Section 6 and execution, within sixty (60) days of the

Executive’s termination, of a general release and waiver of claims against the Company, its officers, directors, employees and agents, in a form acceptable to the Company, from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked.

6.    Confidentiality and Covenant against Competition.

6.1    Non-Disclosure. The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than as a result of a breach of this Section 6.1 by the Executive). The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
6.2    Non-Competition. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of six months thereafter, directly or indirectly, (a) engage in or contribute Employee’s knowledge and abilities to or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company. For purposes of this section, the Executive may not engage in, contribute to, or be financially interested in a competing business as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, consultant or otherwise. Nothing contained herein shall prevent the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market.
6.3    Non-Solicitation of Employees. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one years after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.
6.4    Non-Solicitation of Customers. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any business of the type performed by the Company from any current or prospective customer, or to persuade any of the Company’s customers to cease doing business or reduce the amount of business that such customer has customarily done with the Company.
6.4    Enforceability of Provisions. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.
6.5    Remedy for Breach. The Executive hereby acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company in Section 5 of this Agreement.

7.    Executive’s Representations.    The Executive represents that he is not precluded from performing this employment by reason of a pre-existing contractual restriction or physical or mental disability. Upon any breach or inaccuracy of the foregoing, the terms and benefits of this Agreement shall be null and void. The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations.

8.    Other Provisions.

8.1    Withholdings. The Company may withhold from any amounts or benefits payable under this Agreement such Federal, state or local taxes required to be withheld pursuant to any applicable law or regulation and may take such other deductions only as permitted or required pursuant to law, rule or regulation.

8.2    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

(a)    if to the Company, to it at:

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Attention: Chief Financial Officer

(b)    if to the Executive, to him at:

Jens Hauvn
W6032 Garnet Drive
Appleton, Wisconsin 54915
8.3    Entire Agreement. This Agreement, together with the MIP, contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
8.4    Waivers and Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
8.5    Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts serving the County of Monroe, New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.
8.6    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors. This Agreement is personal to the Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.7    Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
8.8    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.9    Section 409A. The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent. For purposes of Sections 4, 5 and 6 of this Agreement, “removal,” “termination of the Executive’s employment” and words of similar import mean, to the extent necessary to comply with Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall be designated as a “separate payment” for purposes of Section 409A. To the extent any reimbursement provided under this Agreement is includable in the Executive’s income, such reimbursements shall be paid to the Executive not later than December 31st of the year following the year in which the Executive incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year. To the extent that any payment or acceleration of payment under this Agreement would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such period until the earliest date on which such payment may be made without violating Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” for purposes of Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months following the

Executive’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement on
September 8, 2015.

IEC ELECTRONICS CORP.

By:	/s/ Jeffrey T. Schlarbaum
Jeffrey T. Schlarbaum
President & Chief Executive Officer

JENS HAUVN

By:	/s/ Jens Hauvn
Jens Hauvn